Exhibit 21.1

SUBSIDIARIES OF SKYWEST, INC.

Name	Jurisdiction of Incorporation
SkyWest Airlines, Inc.	Utah
SkyWest Leasing, Inc.	Utah
SkyWest Insurance Company, Inc.	Utah
SkyWest Investment Holdings, Inc.	Utah
SW Charter Holdings, Inc.	Utah
SkyWest Charter, LLC	Utah